EXHIBIT 2.2

FIRST AMENDMENT TO

AGREEMENT AND PLAN OF MERGER

This First Amendment to Agreement and Plan of Merger (this “Agreement”), dated and effective as of May [    ], 2020 (the “Effective Date”), amends that certain Agreement and Plan of Merger dated February 3, 20201 (the “Plan of Merger”), by and between Viking Energy Group, Inc., a Nevada corporation (“Viking”), and Camber Energy, Inc., a Nevada corporation (“Camber”). Certain capitalized terms used below but not otherwise defined shall have the meanings given to such terms in the Plan of Merger.

WHEREAS, Camber and Viking desire to amend the Plan of Merger on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements, and considerations herein contained, and other good and valuable consideration, which consideration the parties hereby acknowledge and confirm the receipt and sufficiency thereof, the parties hereto agree as follows:

1. Amendments to Plan of Merger. Effective as of the Effective Date, Section 1.5(b) of the Plan of Merger is amended and restated to provide as follows:

“(b) Subject to Section 2.2(e), each share of Viking Common Stock issued and outstanding immediately prior to the Effective Time, except for shares of Viking Common Stock that are owned by Camber, Viking or Merger Sub (the “Cancelled Shares”), shall be converted into the right to receive a number of shares (the “Merger Consideration”) of Camber Common Stock equal to the following (the “Exchange Ratio”): the number of shares of Camber Common Stock considered outstanding on a fully diluted basis immediately prior to Closing, excluding any shares into which the Series C Preferred Stock may be convertible, multiplied by the difference between 100 and the Camber Percentage (as defined below), divided by the Camber Percentage, divided by the number of shares of Viking Common Stock considered outstanding on a fully diluted basis immediately prior to Closing, rounded up to the nearest one-hundred thousandth (1/100,000th). The “Camber Percentage” shall initially equal 20, and the Camber Percentage shall be subject to adjustment as follows: (i) for each (A) additional $500,000 of unencumbered cash (without any associated debt) available for use by the Combined Company after the Effective Time, with a permitted use being to, among other things, pay debt obligations of Viking outside of Viking’s Ichor division or Elysium division, which comes from equity sold by Camber for cash from February 3, 2020 through the Effective Time which is not contingent or conditional upon the closing of the Plan of Merger (the “Camber Surplus Cash”), or (B) $500,000 in other unencumbered assets acquired by Camber after the date hereof and prior to Closing without increasing Camber’s liabilities (the “Other Camber Surplus Assets”), the Camber Percentage shall be increased by 0.5 (a “Camber Percentage Increase”), or subject to the written agreement of both parties, such Camber Surplus Cash or Other Camber Surplus Assets, as applicable, shall be distributed to the Camber Common Stock holders subject to applicable Law; and (ii) for each additional $500,000 in Viking unencumbered cash (without any associated debt) available for use by the Combined Company after the Effective Time which is not contingent or conditional upon the closing of the Plan of Merger, with a permitted use being to, among other things, pay debt obligations of Viking outside of Viking’s Ichor division or Elysium division (“Viking Unencumbered Cash”) in excess of $500,000 at Closing, which comes from equity sold by Viking for cash from February 3, 2020 through the Effective Time (the “Viking Surplus Cash”), the Camber Percentage shall decrease by 0.5 (a “Camber Percentage Decrease”). It is understood and agreed by each of Camber and Viking that neither party will raise capital from the other party’s existing shareholders without the prior written consent of such other party, including, but not limited to Viking contacting Discover Growth Fund for such purpose. Notwithstanding the above, the aggregate Camber Percentage Increase shall not exceed 5% and the aggregate Camber Percentage Decrease shall not exceed 5% pursuant to adjustments made to the Camber Percentage pursuant to this Section 1.5(b).”

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1 https://www.sec.gov/Archives/edgar/data/1309082/000158069520000068/ex2-1.htm

First Amendment to Agreement and Plan of Merger

2. Consideration. Each of the parties agrees and confirms by signing below that they have received valid consideration in connection with this Agreement and the transactions contemplated herein.

3. Mutual Representations, Covenants and Warranties. Each of the parties, for themselves and for the benefit of each of the other parties hereto, represents, covenants and warranties that:

(a) Such party has all requisite power and authority, corporate or otherwise, to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement constitutes the legal, valid and binding obligation of such party enforceable against such party in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general equitable principles;

(b) The execution and delivery by such party and the consummation of the transactions contemplated hereby and thereby do not and shall not, by the lapse of time, the giving of notice or otherwise: (i) constitute a violation of any law; or (ii) constitute a breach of any provision contained in, or a default under, any governmental approval, any writ, injunction, order, judgment or decree of any governmental authority or any contract to which such party is bound or affected; and

(c) Any individual executing this Agreement on behalf of an entity has authority to act on behalf of such entity and has been duly and properly authorized to sign this Agreement on behalf of such entity.

4. Further Assurances. The parties agree that, from time to time, each of them will take such other action and to execute, acknowledge and deliver such contracts, deeds, or other documents as may be reasonably requested and necessary or appropriate to carry out the purposes and intent of this Agreement and the transactions contemplated herein.

5. Effect of Agreement. Upon the effectiveness of this Agreement, each reference in the Plan of Merger to “Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to such Plan of Merger as modified or amended hereby.

First Amendment to Agreement and Plan of Merger

6. Plan of Merger to Continue in Full Force and Effect. Except as specifically modified or amended herein, the Plan of Merger and the terms and conditions thereof shall remain in full force and effect.

7. Entire Agreement. This Agreement sets forth all of the promises, agreements, conditions, understandings, warranties and representations among the parties with respect to the transactions contemplated hereby and thereby, and supersedes all prior agreements, arrangements and understandings between the parties, whether written, oral or otherwise.

8. Construction. In this Agreement words importing the singular number include the plural and vice versa; words importing the masculine gender include the feminine and neuter genders.

9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without reference to conflicts of law principles except to the extent that United States federal law preempts Nevada law, in which case United States federal law (including, without limitation, copyright, patent and federal trademark law) shall apply, without reference to conflicts of law principles.

10. Heirs, Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties and their respective successors and permitted assigns. Neither party shall be able to assign this Agreement without the prior written consent of the other party; provided, that, either party can assign this Agreement to a successor to all or substantially all of its business to which this Agreement relates, whether by asset sale, merger, reorganization or otherwise.

11. Counterparts and Signatures. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

[Remainder of page left intentionally blank. Signature page follows.]

First Amendment to Agreement and Plan of Merger

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written to be effective as of the Effective Date.

“Camber”

CAMBER ENERGY, INC.

/s/ Louis G. Schott

Name: Louis G. Schott

Title: Interim Chief Executive Officer

“Viking”

VIKING ENERGY GROUP, INC.

/s/ James A. Doris

Name: James A. Doris

Title: Chief Executive Officer

First Amendment to Agreement and Plan of Merger